Exhibit 99.1

               Pope & Talbot Announces Third Quarter 2003 Results

    PORTLAND, Ore.--(BUSINESS WIRE)--Oct. 23, 2003--Pope & Talbot, Inc. announced today that the Company lost $4.7 million, or $.30 per share, in the third quarter of 2003. The Company lost $3.6 million, or $.23 per share for the same period a year ago and $6.8 million, or $.43 per share, in the second quarter of 2003. Revenues were $169.0 million for the quarter compared to $138.6 million for the third quarter of 2002 and $140.4 million for the second quarter of 2003.
    Michael Flannery, Chairman and Chief Executive Officer stated, "Pope & Talbot's third quarter net results were a steady improvement over the first and second quarters of 2003, as we have focused on streamlining our operations and maximizing efficiencies. Reductions in pulp fiber costs and sawmill log and logging costs in the third quarter of 2003 compared with the same quarter a year ago were overshadowed by the impact of significant increases in the Canadian to U.S. dollar exchange rate and lumber import duties."

    Pulp

    Pope & Talbot's third quarter sales volume of 217 thousand metric tons exceeded production of 200 thousand metric tons and was up 20 percent over the third quarter of 2002 and 32 percent over last quarter. The Company's third quarter selling price for its mix of chip and sawdust pulp averaged $465 per metric ton, up three percent over third quarter 2002 average prices, but down seven percent over last quarter's average prices. The average cost per metric ton of pulp sold increased 11 percent compared with the third quarter of 2002. Of this increase, the Company estimates that approximately ten percentage points were due to the increase in the quarterly average Canadian to U.S. dollar exchange rate.

    Wood Products

    Pope & Talbot's lumber business continues to be significantly affected by the lumber dispute between the U.S. and Canada. Based on final determinations by the U.S. International Trade Commission, Pope & Talbot has incurred duties at a rate of 27.2 percent on all lumber imported into the U.S. since May 22, 2002. Since that date, Pope & Talbot duties total $36.3 million, of which $8.8 million were incurred in the third quarter of 2003.
    Pope & Talbot's third quarter lumber sales volume of 169 million board feet exceeded production of 145 million board feet and was up nine percent compared with the third quarter of 2002 and up four percent over the prior quarter. The average lumber price of $367 per thousand board feet was up 14 percent compared with the third quarter of last year and up 15 percent over the second quarter of 2003. The average cost per thousand board feet of lumber sold was up two percent, as compared with the third quarter of 2002. The increase in the quarterly average Canadian to U.S. dollar exchange rate from the third quarter of 2002 caused a seven percent increase in the average cost per thousand board feet, and increased lumber import duties caused a three percent increase in the average cost per thousand board feet, in the third quarter of 2003 as compared with the third quarter of 2002. These exchange rate and duty increases offset what would otherwise have been lower costs.



                               Three months ended  Nine months ended
                                  September 30,       September 30,
                                 2003      2002      2003      2002
                               ------------------- -------------------
Sales Volumes:
Pulp (metric tons)              216,600   180,600   597,900   574,900
Lumber (thousand board feet)    168,600   155,300   481,500   447,900

Production Volumes:
Pulp (metric tons)              199,700   200,000   587,000   582,100
Lumber (thousand board feet)    145,000   144,300   468,500   453,500

Average Price Realizations: (A)
Pulp (metric tons)                 $465      $451      $463      $421
Lumber (thousand board feet)       $367      $322      $334      $323

Notes:
(A)  Gross invoice price less trade discounts.



    At the end of the quarter, the Company's cash and short-term investments were $12.9 million and total debt was $266.1 million. The combined third quarter change in debt, less cash and short-term investments, was an increase of $6.7 million as accounts receivables increased along with higher sales volumes and price realizations. At September 30, 2003, shareholders' equity stood at $145.6 million and long-term debt to total capitalization was 64 percent.
    Pope & Talbot, Inc. will pay a fourth quarter dividend of 8 cents per share on November 18, 2003, to common stockholders of record on November 4, 2003.
    Pope & Talbot, Inc. will be holding a conference call on Thursday, October 23, 2003, at 11:00 am PST and 2:00 pm EST. The call-in number is 416-695-5259. The conference call will also be webcast simultaneously on the Company's website: www.poptal.com.

    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.
    The Company's performance depends on the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A deterioration in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report and are included in its Form 10-K, as well as in Company reports filed on Form 10-Q.
    Pope & Talbot considers net income or loss before interest, income taxes, depreciation and amortization ("EBITDA") to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others in evaluating companies in its industry and, as such, has included this non-GAAP financial measure in its public statements. Pope & Talbot discloses other financial information which it does not consider to be GAAP or non-GAAP financial measures, but rather supplemental information intended to be helpful to investors.
    Pope & Talbot is dedicated to the pulp and wood products businesses. The Company is based in Portland, Oregon and traded on the New York and Pacific stock exchanges under the symbol POP. Pope & Talbot was founded in 1849 and produces market pulp and softwood lumber at mills in the U.S. and Canada. Markets for the Company's products include the U.S., Europe, Canada, South America, Japan and the other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the website: www.poptal.com.


                 POPE & TALBOT, INC. AND SUBSIDIARIES
               (Thousands except per share, unaudited)

                               CONSOLIDATED STATEMENTS OF OPERATIONS
                               Three months ended  Nine months ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2003      2002      2003      2002
                               --------- --------- --------- ---------
Sales                          $169,043  $138,555  $457,714  $407,977
Costs and expenses:
  Pulp cost of sales            100,212    75,299   271,772   246,128
  Wood Products cost of sales    63,564    57,660   180,306   143,945
  Selling, general and
   administrative                 7,018     6,286    18,560    19,109
                               --------- --------- --------- ---------
Operating loss                   (1,751)     (690)  (12,924)   (1,205)
Interest expense, net             5,350     4,730    16,053    12,539
                               --------- --------- --------- ---------
Loss before income taxes         (7,101)   (5,420)  (28,977)  (13,744)
Income tax benefit               (2,414)   (1,843)   (9,852)   (4,673)
                               --------- --------- --------- ---------
Net loss                        $(4,687)  $(3,577) $(19,125)  $(9,071)
                               ========= ========= ========= =========

Net loss per common share -
 basic and diluted                $(.30)    $(.23)   $(1.22)    $(.58)
                               ========= ========= ========= =========

Average shares outstanding -
 basic and diluted               15,623    15,611    15,621    15,604

Return on equity                 (12.7)%    (8.6)%   (17.6)%    (7.3)%


                                     CONSOLIDATED BALANCE SHEETS
                                            September 30,
                                         -------------------
                                           2003      2002
                                         --------- ---------
Assets:
  Current assets                         $187,636  $176,511
  Properties, net                         327,910   309,772
  Deferred income tax assets,
   net                                     17,271    11,920
  Other assets                             17,741    21,379
                                         --------- ---------
     Total                               $550,558  $519,582
                                         ========= =========
Liabilities and stockholders'
 equity:
  Current portion of long-term
   debt                                    $5,375   $26,746
  Other current liabilities                84,230    79,787
  Long-term debt, excluding
   current portion                        260,773   207,101
  Other long-term liabilities              54,618    47,009
                                         --------- ---------
     Total liabilities                    404,996   360,643
  Stockholders' equity                    145,562   158,939
                                         --------- ---------
     Total                               $550,558  $519,582
                                         ========= =========
Long-term debt to total
 capitalization                                64%       57%


                                         SEGMENT INFORMATION
                               Three months ended  Nine months ended
                                  September 30,       September 30,
                                 2003      2002      2003      2002
                               --------- --------- --------- ---------
Revenues:
  Pulp                         $100,817   $81,437  $276,760  $241,892
  Wood Products
     Lumber                      61,901    50,007   160,714   144,909
     Chips, logs and other        6,325     7,111    20,240    21,176
                               --------- --------- --------- ---------
         Total Wood Products     68,226    57,118   180,954   166,085
                               --------- --------- --------- ---------
                               $169,043  $138,555  $457,714  $407,977
                               ========= ========= ========= =========
EBITDA (A):
  Pulp                           $4,964    $9,756   $17,281    $7,855
  Wood Products                   5,253       439     3,088    24,740
  General Corporate              (2,767)   (2,569)   (5,135)   (7,559)
                               --------- --------- --------- ---------
                                 $7,450    $7,626   $15,234   $25,036
                               ========= ========= ========= =========
Depreciation and amortization:
  Pulp                           $7,109    $6,338   $21,304   $19,846
  Wood Products                   1,685     1,622     5,834     5,429
  General Corporate                 407       356     1,020       966
                               --------- --------- --------- ---------
                                 $9,201    $8,316   $28,158   $26,241
                               ========= ========= ========= =========
Operating income (loss):
  Pulp                          $(2,145)   $3,418   $(4,023) $(11,991)
  Wood Products                   3,568    (1,183)   (2,746)   19,311
  General Corporate              (3,174)   (2,925)   (6,155)   (8,525)
                               --------- --------- --------- ---------
                                $(1,751)    $(690) $(12,924)  $(1,205)
                               ========= ========= ========= =========

Selected Statistics:
  Lumber import duties           $8,802    $6,700   $22,152   $(7,700)
  Capital expenditures           $6,108    $6,370   $13,656   $13,785


  (A) EBITDA equals net income (loss) before income taxes and interest expense, net, plus depreciation and amortization, and is reconcilable to net income (loss) using the numbers for depreciation and amortization, income tax benefit and interest expense, net in the above tables.


    CONTACT: Pope & Talbot
             Maria Pope, 503-228-9161